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                     AMENDMENT NO. 1 TO RIGHTS AGREEMENT


     AMENDMENT NO. 1 TO RIGHTS AGREEMENT, dated as of March 23, 1998, between ULTRA PAC, INC., a Minnesota corporation (the "Company"), and NORWEST BANK MINNESOTA, N.A. (the "Rights Agent"), amending the Rights Agreement, dated as of February 27, 1998, between the Company and the Rights Agent (the "Rights Agreement").


                          W  I  T  N  E  S  S  E  T  H

     WHEREAS, the Board of Directors of the Company has approved an Agreement and Plan of Merger (the "Merger Agreement") by and among IPC, Inc., a Delaware corporation ("IPC"), Package Acquisition, Inc., a Minnesota corporation and a wholly-owned subsidiary of IPC ("Acquisition"), and the Company, providing for Acquisition to commence an all-cash tender offer for all outstanding shares of capital stock of the Company (the "Offer") and for the subsequent merger of Acquisition with and into the Company (the "Merger");

     WHEREAS, the Board of Directors of the Company has determined that the Offer and the Merger are fair to and in the best interests of the Company and its shareholders;

     WHEREAS, the willingness of IPC and Acquisition to enter into the Merger Agreement is conditioned on, among other things, the amendment of the Rights Agreement on the terms set forth herein;

     WHEREAS, Section 27 of the Rights Agreement provides that, the Company may from time to time supplement or amend the Rights Agreement without the approval of any holders of Rights Certificates to, among other things, make any provisions with respect to the Rights which the Company may deem necessary or desirable, any such supplement or amendment to be evidenced by a writing signed by the Company and the Rights Agent; provided, however, that from and after such time as any Person becomes an Acquiring Person, the Rights Agreement may not be amended in any manner which would adversely affect the interest of the holders of Rights; and

     WHEREAS, in compliance with Section 27 of the Rights Agreement, the Company and the Rights Agent desire to amend the Rights Agreement as hereinafter set forth and have executed and delivered this Amendment immediately prior to the execution and delivery of the Merger Agreement.

     NOW, THEREFORE, in consideration of the premises and mutual agreements set forth in the Rights Agreement and this Amendment, the parties hereby agree as follows:

     1. Section 1 of the Rights Agreement is hereby amended by adding the following definitions thereto:

           "Acquisition" shall mean Package Acquisition, Inc., a Minnesota corporation and a



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wholly-owned subsidiary of IPC.

           "IPC" shall mean IPC, Inc., a Delaware corporation.

           "Merger" shall mean the merger of Acquisition with and into the Company as contemplated by the Merger Agreement.

           "Merger Agreement" shall mean the Agreement and Plan of Merger, dated as of March 23, 1998, by and among IPC, Acquisition and the Company, as the same may be amended in accordance with the terms thereof.

           "Offer" shall have the meaning set forth in the Merger
      Agreement.

      2. Section 1(a) of the Rights Agreement is hereby amended by adding to the end thereof the following:

           "Notwithstanding anything to the contrary contained herein, neither IPC nor Acquisition nor any of their respective Affiliates or Associates shall be or become an "Acquiring Person" (and no Shares Acquisition Date shall occur) as a result of (i) the announcement, commencement or consummation of the Offer, or (ii) the execution of the Merger Agreement (or any amendment thereto in accordance with the terms thereof) or the consummation of the transactions contemplated thereby (including, without limitation, the Offer and the Merger)."

      3. Section 3(a) of the Rights Agreement is hereby amended by adding to the end thereof the following:

           "Notwithstanding anything to the contrary contained herein, no Distribution Date shall occur as a result of (i) the announcement, commencement or consummation of the Offer, or (ii) the execution of the Merger Agreement (or any amendment thereto in accordance with the terms thereof) or the consummation of the transactions contemplated thereby (including, without limitation, the Offer and the Merger), and no Distribution Date will, in any event, occur prior to the effective time of the Merger or the earlier termination of the Merger Agreement."

      4. Section 7(a) of the Rights Agreement is hereby amended by replacing "(the "Final Expiration Date"), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the "Redemption Date"), or (iii) the time at which such rights are exchanged as provided in Section 24 hereof" with the following:

           ",(ii) immediately prior to the effective time of the Merger (the earlier of (i) and (ii) being herein referred to as the "Final Expiration Date"), (iii) the time at which the Rights are redeemed as provided in Section 23 hereof (the "Redemption Date"), or (iv) the time at which such Rights are exchanged as provided in Section


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      24 hereof."


      5. Section 11 of the Rights Agreement is hereby amended by adding to the end thereof the following:

           "(o) Notwithstanding anything to the contrary contained herein, the provisions of this Section 11 will not apply to or be triggered by (i) the announcement, commencement or consummation of the Offer, or (ii) the execution of the Merger Agreement (or any amendment thereto in accordance with the terms thereof) or the consummation of the transactions contemplated thereby (including, without limitation, the Offer and the Merger)."

      6. Section 13 of the Rights Agreement is hereby amended by adding to the end thereof the following:

           "(d) Notwithstanding anything to the contrary contained herein, the provisions of this Section 13 will not apply to or be triggered by the execution of the Merger Agreement or any amendment thereto or the consummation of the transactions contemplated thereby (including, without limitation, the Merger)."

      7. The term "Agreement" as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended by this Amendment No. 1.

      8. Capitalized terms used herein but not defined herein shall have the respective meanings ascribed to them in the Rights Agreement.

      9. Except as set forth herein, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

      10. This Amendment No. 1 may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.




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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be duly executed, all as of the day and year first above written.


                                      ULTRA PAC, INC.

Attest:



By: /s/ JAMES A. THOLE                By: /s/ CALVIN KRUPA
    --------------------------            ------------------------------------
    Name: James A. Thole                  Name: Calvin Krupa
    Title: Secretary                      Title: President and Chief Executive
                                                 Officer


                                      NORWEST BANK MINNESOTA, N.A.

Attest:


By: /s/ BARB NOVAK                    By: /s/ TAMMY BRUSEHAVER
    --------------------------            ------------------------------------
    Name: Barb Novak                      Name: Tammy Brusehaver
    Title: Vice President                 Title: Officer